Exhibit 3.3

CERTIFICATE OF FORMATION OF BLACK ELK ENERGY FINANCE CORP.

This Certificate of Formation-For-Profit Corporation has been duly executed and is filed pursuant to Section 3.005 of the Texas Business Organizations Code (the “TBOC”), to form a for-profit corporation under the TBOC.

ARTICLE I

The filing entity being formed is a for-profit corporation. The name of the for-profit corporation is Black Elk Energy Finance Corp. (the “Corporation”).

ARTICLE II

The purpose for which the Corporation is organized is to engage in any lawful business for which a for-profit corporation may be organized under the TBOC.

ARTICLE III

The initial registered agent for the Corporation is James F. Hagemeier. The business address of the registered agent and the registered office address are c/o Black Elk Energy Offshore Operations, LLC, 11451 Katy Freeway, Suite 500, Houston, Texas 77079.

ARTICLE IV

The Corporation is authorized to issue one class of stock to be designated “Common Stock,” with a par value of $0.01 per share. The total number of shares which the Corporation is authorized to issue is one thousand (1,000).

ARTICLE V

The number of directors constituting the initial Board of Directors of the Corporation is three, and the names and addresses of the person or persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualified are as follows:

Name	Address

John Hoffman	11451 Katy Freeway, Suite 500 Houston, TX 77079

James Hagemeier	11451 Katy Freeway, Suite 500 Houston, TX 77079

Daniel Small	11451 Katy Freeway, Suite 500 Houston, TX 77079

ARTICLE VI

The Board of Directors is expressly authorized to amend or repeal the bylaws of the Corporation or to adopt new bylaws.

ARTICLE VII

A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except that this Article does not eliminate or limit the liability of a director to the extent the director is found liable for:

(1) a breach of the director’s duty of loyalty to the Corporation or its shareholders;

(2) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

(3) a transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s duties; or

(4) an act or omission for which the liability of a director is expressly provided by an applicable statute.

This Article shall be deemed to incorporate by reference any future amendments to the TBOC or any other applicable law that further limit or eliminate the personal liability of directors.

Any repeal or modification of all or part of this Article by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VIII

Any action of the Corporation which, under the provisions of the TBOC, is required to be authorized or approved by the holders of any specified fraction which is in excess of one-half of the outstanding shares (or any class or series of the outstanding shares) of the Corporation shall, notwithstanding any such provisions of the TBOC, be deemed authorized or approved if authorized or approved by the vote of the holders of more than one-half of the outstanding shares entitled to vote on such action (or, if the holders of any class or series of the Corporation’s shares shall be entitled by the TBOC to vote separately as a class or series, by the vote of the holders of more than one-half of the outstanding shares of each such class or series).

ARTICLE IX

Except as otherwise required by law, special meetings of the shareholders of the Corporation may be called by the Chairman of the Board of Directors, the President of the

Certificate of Formation of Black Elk Energy Finance Corp.

Corporation, the Board of Directors, such other person or persons as may be authorized in the Corporation’s bylaws, or by the holders of at least 10% of all the shares entitled to vote at the proposed special meeting.

ARTICLE X

Any action required by the TBOC to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted. Prompt notice of the taking of any action by shareholders without a meeting by less than unanimous written consent shall be given to those shareholders who did not consent in writing to the taking of such action.

ARTICLE XI

The name and address of the organizer are as follows:

James Hagemeier

11451 Katy Freeway, Suite 500

Houston, TX 77079

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

Date: October 26, 2010

ORGANIZER:

By:	/s/ James Hagemeier
James Hagemeier
Organizer

Certificate of Formation of Black Elk Energy Finance Corp.